Filed Pursuant to Rule 424(b)(5)
Registration No. 333-218815

Prospectus Supplement to Prospectus dated June 19, 2017

2,500,000 Shares

Common Stock

We and the selling stockholders identified in this prospectus supplement are offering 1,954,852 shares and 545,148 shares, respectively, of WageWorks, Inc. common stock in this offering. We will not receive any proceeds from the sale of the shares to be offered by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “WAGE.” On June 15, 2017, the last reported sale price on the New York Stock Exchange was $71.20 per share.

The underwriters have an option to purchase up to 375,000 additional shares of common stock from us for 30 days after the date of this prospectus supplement.

Investing in our common stock involves risks. See “Risk Factors” on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$69.2500	$173,125,000
Discounts and commissions to underwriters(1)	$ 2.0775	$ 5,193,750
Offering proceeds to us, before expenses	$67.1725	$131,312,296
Offering proceeds to selling stockholders, before expenses	$67.1725	$ 36,618,954

(1)	See “Underwriting” on page S-21 of this prospectus supplement for additional information regarding underwriting compensation.

Delivery of the shares of common stock will be made on or about June 23, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

William Blair		Stifel

JMP Securities	Needham & Company	SunTrust Robinson Humphrey

Prospectus Supplement dated June 19, 2017

Prospectus Supplement

Prospectus

Unless we have indicated otherwise, references in this prospectus supplement to “WageWorks,” “we,” “us,” “our” and similar terms refer to WageWorks, Inc. and its subsidiaries.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, the selling stockholders nor the underwriters are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate or complete as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information. You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operations of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investor Relations section of our website, which is located at www.wageworks.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

S-ii

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein contain forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases, or the negative of those expressions or phrases, identify forward-looking statements.

Although we believe that we have a reasonable basis for each forward-looking statement contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ.

You should refer to the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein will prove to be accurate. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, which although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. Other unknown or unpredictable factors could also harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. As a result of the factors described in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, we undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the filing of such document.

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision to purchase our common stock, especially the risks of investing in our common stock discussed in the section entitled “Risk Factors” in this prospectus supplement as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

WageWorks, Inc.

We are a leader in administering Consumer-Directed Benefits, or CDBs, which empower employees to save money on taxes and provide corporate tax advantages for employers. We are solely dedicated to administering CDBs, including pre-tax spending accounts, such as Health Savings Accounts, or HSAs, health and dependent care Flexible Spending Accounts, or FSAs, Health Reimbursement Arrangements, or HRAs, as well as Commuter Benefit Services, including transit and parking programs, wellness programs, Consolidated Omnibus Budget Reconciliation Act, or COBRA, and other employee benefits.

We run our services primarily on three enterprise platforms that have been designed to be highly scalable based on an on-demand delivery model that employer clients and their employee participants may access through a standard web browser on any internet-enabled device, including computers, smart phones and other mobile devices, such as tablet computers. Our on-demand delivery model eliminates the need for our employer clients to install and maintain hardware and software in order to support CDB programs and enables us to rapidly implement product enhancements across our entire user base. We closely monitor utilization of all aspects of our platforms for capacity planning purposes. Our existing infrastructure has been designed with sufficient capacity to meet our current and planned future needs.

Our CDB programs assist employees and their families in saving money by using pre-tax dollars to pay for certain expenses related to their healthcare, dependent care and commuter expenses. Employers financially benefit from our programs through reduced payroll taxes. Under our HSA, FSA and commuter programs, employee participants contribute funds from their pre-tax income to pay for qualified out-of-pocket healthcare expenses not fully covered by insurance, such as co-pays, deductibles and over-the-counter medical products or for commuting costs.

We price our services based on the estimated number and types of claims, whether payment processing and client support activities will be provided within or outside of the United States, the estimated number of calls to our customer support center and any specific client requirements. In addition, we derive a portion of our revenues from interchange fees that we receive when employee participants use the prepaid debit cards we provide to them for healthcare and commuter expenses. Our clients include many of the Fortune 100 and Fortune 500, as well as many small-and-medium-sized businesses, or SMBs.

At January 31, 2017, we had approximately 6.5 million employee participants from approximately 100,000 employer clients. In 2016, employee participants used approximately 5.9 million WageWorks prepaid debit cards. Our participant counts do not include our TransitChek Basic program participants, as that fare media is shipped directly to employers which then distribute the products to their employee’s based on demand. We believe that January 31 is the most appropriate point-in-time measurement date for annual plan metrics. Although plan changes and the entry and exit of employers and participants from our programs are usually decided late in the calendar year during open enrollment to be effective on January 1, it is not unusual for employers to still be submitting updated files of participants in early January. While updates can be delayed past January, any changes from such late updates are usually minimal. Consequently, we believe the January 31 point-in-time measurement date is the most appropriate date to use as a baseline.

We were incorporated in Delaware in 2000. Our principal executive offices are located at 1100 Park Place, 4th Floor, San Mateo, CA 94403, U.S.A., and our telephone number is 1 (650) 577-5200. Our website address is www.wageworks.com. Information contained on our website is not incorporated by reference in this prospectus supplement, and should not be considered to be part of this prospectus supplement.

THE OFFERING

Common stock we are offering	1,954,852 shares

Common stock offered by the selling stockholders	545,148 shares

Common stock outstanding following this offering	39,540,735 shares

Common stock held by the selling stockholders following this offering	As of March 31, 2017, after giving effect to the sale of common stock by the selling stockholders described herein, the common stock held by the selling stockholders is as follows:

•	Joseph L. Jackson, our Chairman and Chief Executive Officer, is entitled to up to 653,866 shares (or 858,866 shares, assuming the satisfaction of performance targets); and

•	Edgar O. Montes, our President and Chief Operating Officer, is entitled to up to 505,257 shares (or 650,257 shares, assuming the satisfaction of performance targets),

in each case, assuming the vesting of all performance based restricted stock units (“PSUs”) and vesting and exercise of all options of each such selling stockholder, as described in the section entitled “Selling Stockholders” in this prospectus supplement.

Option to purchase additional shares	The underwriters have an option to purchase up to 375,000 additional shares of common stock from us at any time within 30 days from the date of the prospectus supplement.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $130,762,296 (or approximately $155,951,983 if the underwriters exercise their option to purchase additional shares of common stock from us in full) after deducting the underwriting discounts and commissions and our estimated offering expenses.

We anticipate that the net proceeds from the sale of shares of common stock by us will be used for general corporate purposes, including strategic acquisitions, channel partner arrangements, capital expenditures and operating costs. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Use of Proceeds.”

NYSE trading symbol	“WAGE”

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional 375,000 shares of common stock from us.

SUMMARY CONSOLIDATED FINANCIAL DATA

The consolidated balance sheets as of December 31, 2015 and 2016, and the consolidated statements of operations data for the years ended December 31, 2014, 2015 and 2016 are derived from our audited consolidated financial statements that are incorporated by reference in this prospectus supplement. The unaudited consolidated statement of operations data for the three months ended March 31, 2016 and 2017, as well as the unaudited consolidated balance sheet data as of March 31, 2017, are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and, in our opinion, reflect all adjustments necessary for the fair presentation of the financial information set forth in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

Summary Consolidated Financial Information

(in thousands, except per share data)

	Year Ended December 31,			Three Months Ended March 31,
	2014	2015	2016	2016	2017
				(unaudited)
Consolidated Statements of Income Data:
Revenues	$267,832	$334,316	$364,713	$87,002	$125,007
Operating expenses	236,783	294,375	331,967	77,071	109,433

Income from operations	31,049	39,941	32,746	9,931	15,574
Other (income) expense	(864)	(1,954)	(565)	(323)	(1,514)

Income before income taxes	30,185	37,987	32,181	9,608	14,060
Income tax provision(1)	(11,943)	(15,037)	(11,976)	(3,812)	(2,962)

Net income(1)	18,242	22,950	20,205	5,796	11,098
Net income per share:
Basic(1)	$0.52	$0.64	$0.56	$0.16	$0.30
Diluted(1)	$0.50	$0.63	$0.54	$0.16	$0.29
Weighted Average Shares:
Basic	35,145	35,784	36,404	35,916	37,025
Diluted(1)	36,330	36,595	37,210	36,529	38,441

	At December 31,		At March 31,
	2015	2016	2017
			(unaudited)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$500,918	$678,300	$609,416
Working capital(2)	121,781	113,667	141,099
Total assets(1)	888,739	1,343,351	1,305,801
Total liabilities	551,770	935,254	878,140
Total stockholders’ equity(1)	336,969	408,097	427,661

(1)	For fiscal 2016 and prior years, the amounts do not include the effects of the adoption of Accounting Standard Update No. 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment, (“ASU 2016-09”). Please refer to Note 1 in the our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 4, 2017, incorporated by reference into this prospectus supplement.

(2)	For fiscal 2015 and prior years, our working capital does not include the effects of the adoption of Accounting Standard Update No. 2015-17, Balance Sheet Classification of Deferred Taxes, (“ASU 2015-07”), which required all deferred tax assets and liabilities and any related valuation allowance to be classified as non-current on our Consolidated Balance Sheets as the new standard was adopted prospectively starting fiscal 2016.

	Years Ended December 31,			Three Months Ended March 31,
	2014	2015	2016	2016	2017
Non-GAAP Financial Data:
Adjusted EBITDA (unaudited)	$71,728	$96,567	$107,952	$25,130	$36,082

Notes to Non-GAAP Financial Data

Definition of Adjusted EBITDA

Adjusted EBITDA is a performance measure that is not calculated in accordance with GAAP. The table immediately following this discussion provides a reconciliation of net income to Adjusted EBITDA, which is the most directly comparable GAAP measure. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA or similarly titled measures in the same manner that we do. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance.

Our management uses Adjusted EBITDA:

•	as a measure of operating performance;

•	as a factor when determining management’s compensation;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources of our business; and

•	to evaluate the effectiveness of our business strategies.

We believe that the use of Adjusted EBITDA provides consistency and comparability with our past financial performance and facilitates period-to-period comparisons of our operating results by management and investors. Although calculation of Adjusted EBITDA may vary from company-to-company, our detailed presentation may facilitate analysis and comparison of our operating results by management and investors with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results in their public disclosures.

Reconciliation of Net Income to Adjusted EBITDA

The following provides a reconciliation of net income to Adjusted EBITDA:

	Year Ended December 31,			Three Months Ended March 31,
	2014	2015	2016	2016	2017
				(unaudited)
Net income	$18,242	$22,950	$20,205	$5,796	$11,098
Depreciation	4,386	6,671	8,473	1,778	2,491
Amortization and change in contingent consideration	20,992	27,618	34,097	7,434	9,533
Stock-based compensation expense	14,558	20,606	30,268	5,991	7,969
Interest income	(5)	(153)	(406)	(86)	(67)
Interest expense	1,612	1,925	2,192	405	1,365
Employee termination and other charges	-0-	1,913	1,147	-0-	731
Income tax provision	11,943	15,037	11,976	3,812	2,962
Adjusted EBITDA (unaudited)	$71,728	$96,567	$107,952	$25,130	$36,082

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below and in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Annual Report on Form 10-K referenced above are not the only ones facing us. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Offering and Our Common Stock

Substantial sales of our common stock by our stockholders could depress the market price of our common stock regardless of our operating results.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock and impair our ability to raise capital through offerings of our common stock. As of March 31, 2017, we had 37,132,382 shares of our common stock outstanding. In addition, as of March 31, 2017, there were outstanding options to purchase 3,135,052 shares of our common stock, of which 3,002,435 were vested and expected to vest as of such date (1,592,990 of which were exercisable), and 1,124,346 outstanding restricted stock units. Substantially all of our outstanding common stock is eligible for sale, subject to Rule 144 volume limitations for holders affected by such limitations, as are shares of our common stock issuable under vested and exercisable options. Rule 144 allows public resale of restricted and control securities if certain conditions are met. If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell our common stock, the market price of our common stock could decline significantly. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

In connection with this offering, we, the selling stockholders and all of our directors and executive officers have entered into lock-up agreements pursuant to which we and they have agreed not to sell any common stock for 90 days after the date of this prospectus supplement without the written consent of the underwriters, subject to certain exceptions, such as sales pursuant to Rule 10b5-1 trading plans adopted by our directors and executive officers prior to the date of their respective lock-up agreements. However, the underwriters may release these securities from these restrictions at any time without notice. We cannot predict what effect, if any, market sales of securities held by our stockholders or the availability of these securities for future sale will have on the market price of our common stock.

Our stock price has fluctuated and may continue to do so and may even decline regardless of our financial performance.

The market price of our common stock has fluctuated and may continue to fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our financial results;

•	changes in the financial projections we provide to the public or our failure to meet these projections;

•

failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	ratings changes by any securities analysts who follow our company;

•	announcements by us or our competitors of significant technical innovations, acquisitions, portfolio purchasers, channel partnerships or capital commitments;

•	changes in operating performance and stock market valuations of other newly public companies generally, or those in our industry in particular;

•	changes brought about by health care reform and the emergence of federal, state and private exchanges;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the global economy;

•	any major change in our board of directors or management;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from a data security breach, war, incidents of terrorism or responses to these events.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against such a company. If securities class action litigation is instituted against us, it could result in substantial costs and a diversion of our management’s attention and resources and could materially adversely affect our operating results.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that could have the effect of delaying, preventing or rendering more difficult an acquisition of us if such acquisition is deemed undesirable by our board of directors. Our corporate governance documents include provisions that:

•	create a classified board of directors whose members serve staggered three-year terms;

•

authorize “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;

•	limit the ability of our stockholders to call and bring business before special meetings;

•	limit the ability of stockholders to act by written consent;

•	require advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•	control the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

•	provide our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our amended and restated certificate of incorporation or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. In addition, our existing credit facility with MUFG Union Bank, N.A. limits our ability to pay dividends, and any future financing agreements may prohibit us from paying any type of dividends. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $130,762,296 (or approximately $155,951,983 if the underwriters exercise their option to purchase additional shares of common stock from us in full) after deducting the underwriting discounts and commissions and our estimated offering expenses payable by us. We anticipate that the net proceeds from the sale of shares of common stock by us will be used for general corporate purposes, including strategic acquisitions, channel partner arrangements, capital expenditures and operating costs.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

We are registering 545,148 shares of common stock to permit the stockholders listed in the table below, which we otherwise refer to as the selling stockholders, to resell such shares.

The following table sets forth the number of shares of common stock owned by the selling stockholders prior to this offering, the number of shares of common stock to be offered for sale by the selling stockholders in this offering, the number of shares of common stock to be owned by the selling stockholders after completion of this offering and the percentage of common stock to be owned by the selling stockholders after giving effect to the completion of this offering as of the date hereof. We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before June 19, 2017. The beneficial ownership of our common stock by the selling stockholder set forth in the table is determined as of March 31, 2017 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering		Percentage of Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering
Joseph L. Jackson	733,568	(1)	1.94%	495,148	238,420(1)(3)	*
Edgar O. Montes	234,011	(2)	*	50,000	184,011(2)(4)	*

*	Represents beneficial ownership of less than 1%
(1)	Includes options to purchase 610,555 shares of our Common Stock exercisable, and 50,000 performance based awards due to vest within 60 days of March 31, 2017.
(2)	Includes options to purchase 183,754 shares of our Common Stock exercisable, and 16,500 performance based awards due to vest within 60 days of March 31, 2017.
(3)	Excludes (i) an aggregate of 180,446 unvested options held by Mr. Jackson, which vest from 2017 through 2021 and (ii) PSUs granted to Mr. Jackson under our Amended and Restated 2010 Equity Incentive Plan, with an aggregate initial targeted award of 235,000 PSUs, which vest from 2018 through 2020, and pursuant to which the award may be increased to an aggregate of 440,000 PSUs based on the satisfaction of performance targets.
(4)	Excludes (i) an aggregate of 156,246 unvested options held by Mr. Montes, which vest from 2017 through 2021 and (ii) PSUs granted to Mr. Montes under our Amended and Restated 2010 Equity Incentive Plan, with an aggregate initial targeted award of 165,000 PSUs, which vest from 2018 through 2020, and pursuant to which the award may be increased to an aggregate of 310,000 PSUs based on the satisfaction of performance targets.

DESCRIPTION OF COMMON STOCK

General

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been previously filed with the SEC, and applicable provisions of Delaware law.

Our authorized capital stock consists of 1,100,000,000 shares, with a par value of $0.001 per share, of which:

•	1,000,000,000 shares are designated as common stock; and

•	100,000,000 shares are designated as preferred stock.

As of March 31, 2017, we had outstanding 37,132,382 shares of common stock, held of record by 24 stockholders. In addition, as of March 31, 2017, 3,135,052 shares of our common stock were subject to outstanding options.

Common Stock

Pursuant to our amended and restated certificate of incorporation, the holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. This amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up of our company, subject to the rights, if any of the holders of our preferred stock, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time-to-time shares of preferred stock in one or more series without stockholder approval. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation and bylaws include provisions that:

•

authorize our board of directors to issue, without further action by the stockholders, up to 100,000,000 shares of undesignated preferred stock, which may contain voting, liquidation, dividend and other rights superior to our common stock;

•	limit the ability of stockholders to act by written consent;

•	limit the ability of our stockholders to call and bring business before special meetings of our stockholders;

•	establish an advance notice procedure for stockholder approvals to be brought before meetings of our stockholders, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms;

•	control the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

•	provide our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder.” Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing

Our common stock is listed on the NYSE under the symbol “WAGE.”

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on the New York Stock Exchange, or the NYSE, under the symbol “WAGE” since May 2012. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NYSE:

	High	Low
For the year ended December 31, 2015:
First Quarter	$65.56	$52.35
Second Quarter	$54.69	$38.19
Third Quarter	$51.43	$38.21
Fourth Quarter	$50.89	$40.97
For the year ended December 31, 2016:
First Quarter	$51.25	$38.99
Second Quarter	$60.81	$49.22
Third Quarter	$65.43	$55.75
Fourth Quarter	$75.28	$55.65
For the year ending December 31, 2017:
First Quarter	$80.50	$67.30
Second Quarter (through June 15, 2017)	$76.55	$69.00

On June 15, 2017, the last reported sale price of our common stock on the NYSE was $71.20 per share. As of March 31, 2017, we had 24 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on a number of factors, including our earnings, capital requirements and overall financial conditions. Currently, our credit facility with MUFG Union Bank, N.A. limits our ability to pay dividends.

MATERIAL U.S. TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences to non-U.S. holders with respect to their ownership and disposition of shares of our common stock purchased in this offering. This discussion is for general information only, is not tax advice, and does not purport to be a complete analysis of all potential tax considerations. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, or to differing interpretation. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of state, local or non-U.S. income taxes or any non-income taxes other than to the limited extent set forth below. This discussion also does not address the potential application of the alternative minimum tax, the Medicare contribution tax on net investment income, or any specific tax consequences that may be relevant to a non-U.S. holder in light of such holder’s particular circumstances and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	banks or other financial institutions;

•	brokers or dealers in securities, and traders in securities that use a mark-to-market method of accounting for their securities holdings;

•	partnerships or entities classified as partnerships for U.S. federal income tax purposes and other pass-through entities;

•	tax-qualified retirement plans;

•	persons that own or are deemed to own more than 5% of our capital stock (except to the extent specifically set forth below);

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	certain former citizens or long-term residents of the United States; and

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners or members in such partnerships should consult their tax advisors. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock. We urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of purchasing, owning and disposing of shares of our common stock.

Non-U.S. Holder Defined

For purposes of this discussion, except as modified for estate tax purposes, a non-U.S. holder means a beneficial owner of our common stock, other than a partnership or other entity classified as a partnership for U.S. federal income tax purposes, that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) which has made a valid election to be treated as a U.S. person.

Distributions on Our Common Stock

We have not made any cash distributions on our common stock and we do not have any plans to make any distributions on our common stock. However, if we do make distributions on our common stock, those payments generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds both our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s capital, and will reduce such holder’s basis in our common stock, but not below zero. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Disposition of Our Common Stock.” Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained within the United States by such non-U.S. holder) are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty.

In order to claim the benefit of a tax treaty or to claim exemption from withholding because dividends paid on our common stock are effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or such successor forms as the IRS designates, prior to the payment of dividends. These forms must be periodically updated. If a non-U.S. holder holds our common stock through a financial institution or other agent acting on such holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•

the gain is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained within the United States by such non-U.S. holder), in which case the graduated U.S. federal income tax rates applicable to U.S. persons will apply, and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax described above in “—Distributions on Our Common Stock” may also apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the calendar year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any; or

•

we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation” (a “USRPHC”).

We believe that we have not been and are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, as to which there can be no assurance, a non-U.S. holder will only be subject to tax under these rules if such non-U.S. holder actually or constructively holds more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding such holder’s disposition of, or such holder’s holding period for, our common stock.

Federal Estate Tax

Shares of our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be included in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of such non-U.S. holder and the amount of tax withheld, if any. A similar report will be sent to each non-U.S. holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in such non-U.S. holder’s country of residence.

Payments of dividends on or of proceeds from the disposition of our common stock may be subject to additional information reporting and backup withholding at a current rate of 28% unless a non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or a paying agent has actual knowledge, or reason to know, that such holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our common stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specifically defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transitional rules are expected to apply with respect to the gross proceeds from a sale or other disposition of our common stock on or after January 1, 2019. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

The underwriters named below, for which William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among the underwriters, us and the selling stockholders to purchase the respective number of shares of common stock set forth opposite each underwriter’s name in the table below.

Underwriter	Number of Shares
William Blair & Company, L.L.C.	1,000,001
Stifel, Nicolaus & Company, Incorporated	875,000
JMP Securities LLC	208,333
Needham & Company, LLC	208,333
SunTrust Robinson Humphrey, Inc.	208,333

Total	2,500,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in this offering if any of those shares are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have granted to the underwriters an option, exercisable for 30 calendar days from the date of this prospectus supplement, to purchase on a pro rata basis up to 375,000 additional shares of common stock from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

The underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $1.2465 per share. After the public offering, the public offering price, concession or any other term of this offering may be changed.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from this prospectus supplement, the registration statement of which this prospectus supplement is a part and certain free writing prospectuses that may be used in this offering, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

		Total
	Per Share	Without Option	With Option
Public offering price	$69.2500	$173,125,000	$199,093,750
Underwriting discounts and commissions paid by us	$2.0775	$4,061,205	$4,840,268
Underwriting discounts and commissions paid by the selling stockholders	$2.0775	$1,132,545	$1,132,545
Proceeds before expenses to us	$67.1725	$131,312,296	$156,501,983
Proceeds before expenses to the selling stockholders	$67.1725	$36,618,954	$36,618,954

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We estimate that our portion of the total expenses of this offering, exclusive of the underwriting discounts and commissions, will be $550,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $15,000, which amount is included in our estimated offering expenses.

The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

No Sales of Similar Securities

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including a limited number of shares which may be issued by us in connection with acquisitions of other businesses.

Our directors, executive officers and the selling stockholders agreed with the underwriters, with limited exceptions (including an exception for periodic sales by our directors and executive officers for shares of our common stock pursuant to Rule 10b5-1 trading plans adopted by such directors and officers prior to the date of their respective lock-up agreements), for a period of 90 days after the date of this prospectus supplement, not to, without the prior written consent of William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated, on behalf of the underwriters (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers and selling stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), enter into a transaction which would have the same effect or engage in any transaction that would require a filing pursuant to §13 or §16 of the Exchange Act, (2) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, (3) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, or (4) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, in each case other than certain limited exceptions.

Listing

The shares of our common stock are listed on the NYSE under the symbol “WAGE.”

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, short sales, syndicate covering transactions, and penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option.

In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. If the underwriters sell more shares than could be covered by the overallotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we, the selling stockholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or dealers, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute such prospectuses electronically. Any such underwriter may allocate a number of shares for sale to its online brokerage customers. An electronic prospectus is available on the websites maintained by any such underwriter. Other than the prospectus supplement in electronic format, the information on the websites of any such underwriter is not part of this prospectus supplement.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time-to-time, performed, and may in the future perform, various financial advisory, lending and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Member State”), no offer of securities has been, or will be, made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such officer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to above shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of securities is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any securities will be deemed to have represented, warranted, acknowledged and agreed to and with the underwriters and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any securities acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons/

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of securities in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in that Member State of securities which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Canada

The distribution of the securities into Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the securities in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

By purchasing the securities in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that: (a) the purchaser is entitled under applicable provincial securities laws to purchase the securities without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions; (b) the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations; (c) where required by law, the purchaser is purchasing as principal and not as agent; and (d) the purchaser has reviewed the preceding paragraph regarding resale restrictions.

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in Section 3A.3 or 3A.4, if applicable, of National Instrument 3-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of the securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Canadian purchasers of the securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligbility of the securities for investment by the purchaser under relevant Canadian legislation.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Germany

The common stock not been and will not be offered to the public within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz). No securities prospectus pursuant to the German Securities Prospectus Act has been or will be published or circulated in Germany or filed with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht). This prospectus supplement does not constitute an offer to the public in Germany, and it does not serve for public distribution of the shares in Germany. Neither this prospectus supplement, nor any other document issued in connection with this offering, may be issued or distributed to any person in Germany except under circumstances that do not constitute an offer to the public under the German Securities Prospectus Act. Prospective investors should consult with their legal or tax advisor before investing in the shares.

France

This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering of financial instruments (offre au public de titres financiers) in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulations of the French Autorité des marchés financiers (the “AMF”). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. This prospectus and any other offering material relating to the common stock have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not and will not be distributed or caused to be distributed, directly or indirectly, to the public in France.

Pursuant to Article 211-3 of the AMF General Regulations, French residents are hereby informed that:

(a) the transaction does not require a prospectus to be submitted for approval to the AMF;

(b) the offer, sale and distribution of the financial instruments shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L. 411-2-II-2° and D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L. 411-2-II-2° and D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code and any implementing regulation; and

(c) the financial instruments thus acquired cannot be distributed, directly or indirectly, to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of the common stock for their own account and undertake not to transfer, directly or indirectly, the common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code and Articles 211-1 et seq. of the AMF General Regulations.

The Netherlands

The shares will not be offered or sold, directly or indirectly, in the Netherlands, other than: (a) with a minimum denomination of €50,000 or the equivalent in another currency per investor; (b) for a minimum consideration of €50,000 or the equivalent in another currency per investor; (c) to fewer than 100 individuals or legal entities other than ‘Qualified Investors’ (see below); or (d) solely to Qualified Investors, all within the meaning of Article 4 of the Financial Supervision Act Exemption Regulation (Vrijstellingsregeling Wet op het financieel toezicht) and Article 1:12 and Article 5:3 of the Financial Supervision Act (Wet op het financieel toezicht, FSA).

Italy

The offering of the shares has not been registered pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of the prospectus or of any other document relating to the shares be distributed in the Republic of Italy, except:

(a) to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the Financial Services Act) and Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time to time (Regulation No. 11971); or

(b) in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Article 34-ter of Regulation No. 11971.

Any offer, sale or delivery of the shares or distribution of copies of the prospectus or any other document relating to the shares in the Republic of Italy under (1) or (2) above must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007 (as amended from time to time) and Legislative Decree No. 385 of 1 September 1993, as amended (the Banking Act);

(b) in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of shares in the Republic of Italy; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or other Italian authority. Please note that in accordance with Article 100-bis of the Financial Services Act, where no exemption from the rules on public offerings applies under (1) and (2) above, the subsequent distribution of the shares on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Financial Services Act and Regulation No. 11971. Failure to comply with such rules may result in the sale of such shares being declared null and void and in the liability of the intermediary transferring the shares for any damages suffered by the investors.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered hereby have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement, the accompanying prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Latham & Watkins LLP, Menlo Park, California is representing the underwriters in this offering.

EXPERTS

The consolidated financial statements of WageWorks, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of assets acquired and liabilities assumed of the ADP COBRA/CHSA Business (the “Business”) as of June 30, 2016 and 2015 and the related statements of revenues and direct expenses for each of the three years in the period ended June 30, 2016 incorporated in this registration statement by reference from the Wage Works, Inc. Current Report on Form 8-K/A filed on February 3, 2017 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph indicating the abbreviated financial statements are not intended to be a complete presentation of the financial position or results of operations of the Business), and is incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any document, or portion thereof, to the extent disclosure is furnished and not filed):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 23, 2017;

•

The information from our definitive proxy statement on Schedule 14A, filed with the SEC on March 17, 2017, to the extent incorporated by reference in our annual report on Form 10-K for the fiscal year ended December 31, 2016;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 4, 2017;

•

Our Current Reports on Form 8-K, filed with the SEC on November 28, 2016 (as amended by that Amendment No. 1 to the Current Report on Form 8-K filed on November 28, 2016, filed with the SEC on February 3, 2017), March 13, 2017, April 5, 2017 (as amended by that Amendment No. 1 to the Current Report on Form 8-K filed on April 5, 2017, filed with the SEC on April 6, 2017), April 21, 2017, May 1, 2017 and June 19, 2017; and

•

The description of our common stock contained in our Registration Statement on Form 8-A (Commission File No. 001-35232), filed with the SEC on July 12, 2011, including any subsequent amendment or any report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owners, to whom a prospectus supplement and the accompanying prospectus is delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference in this prospectus supplement, at no cost. Any such request should be directed to:

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, California 94403

Attention: General Counsel

(650) 577-5200

generalcounsel@wageworks.com

These documents are also available on the Investor Relations section of our website, which is located at http://www.wageworks.com, or as described under “Where You Can Find More Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

Prospectus

2,875,000 Shares

Common Stock

We or any selling stockholder may offer from time to time, in one or more offerings, up to an aggregate amount of 2,875,000 shares of common stock. We will provide the specific terms of any offering and the offered securities in supplements to this prospectus.

This prospectus provides a general description of the securities we or any selling stockholder may offer. Each time we or any selling stockholder sell securities, we will provide the specific terms of the offered securities in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering. The applicable prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. We urge you to carefully read this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents we incorporate by reference before you make an investment decision.

We or any selling stockholder may sell the securities to or through one or more underwriters, to other purchasers, through dealers or agents, or through a combination of these methods on an immediate, continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “WAGE.”

Investing in our securities involves risks. See “Risk Factors” on page 3 and similar headings in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 19, 2017

This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby in any jurisdiction to or from any person whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act). Under this shelf registration process, we or the selling stockholders to be named in a supplement to this prospectus may, at any time and from time to time, sell the securities described herein.

This prospectus provides you with a general description of the securities we or any selling stockholder may offer. Each time we or any selling stockholder sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus may also add to, update or change information contained in this prospectus or in any documents that we have incorporated by reference herein. Accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement or any related free writing prospectus.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable, the terms of the securities offered, the initial public offering price, the price paid for the securities, the net proceeds and the other specific terms related to the offering of these securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to “WageWorks,” the “Company,” “we,” “us” and “our” refer to WageWorks, Inc. and its subsidiaries, unless otherwise specified.

i

WAGEWORKS

We are a leader in administering Consumer-Directed Benefits, or CDBs, which empower employees to save money on taxes and provide corporate tax advantages for employers. We are solely dedicated to administering CDBs, including pre-tax spending accounts, such as Health Savings Accounts, or HSAs, health and dependent care Flexible Spending Accounts, or FSAs, Health Reimbursement Arrangements, or HRAs, as well as Commuter Benefit Services, including transit and parking programs, wellness programs, Consolidated Omnibus Budget Reconciliation Act, or COBRA, and other employee benefits.

We run our services primarily on three enterprise platforms that have been designed to be highly scalable based on an on-demand delivery model that employer clients and their employee participants may access through a standard web browser on any internet-enabled device, including computers, smart phones and other mobile devices, such as tablet computers. Our on-demand delivery model eliminates the need for our employer clients to install and maintain hardware and software in order to support CDB programs and enables us to rapidly implement product enhancements across our entire user base. We closely monitor utilization of all aspects of our platforms for capacity planning purposes. Our existing infrastructure has been designed with sufficient capacity to meet our current and planned future needs.

Our CDB programs assist employees and their families in saving money by using pre-tax dollars to pay for certain expenses related to their healthcare, dependent care and commuter expenses. Employers financially benefit from our programs through reduced payroll taxes. Under our HSA, FSA and commuter programs, employee participants contribute funds from their pre-tax income to pay for qualified out-of-pocket healthcare expenses not fully covered by insurance, such as co-pays, deductibles and over-the-counter medical products or for commuting costs.

We price our services based on the estimated number and types of claims, whether payment processing and client support activities will be provided within or outside of the United States, the estimated number of calls to our customer support center and any specific client requirements. In addition, we derive a portion of our revenues from interchange fees that we receive when employee participants use the prepaid debit cards we provide to them for healthcare and commuter expenses. Our clients include many of the Fortune 100 and Fortune 500, as well as many small-and-medium-sized businesses, or SMBs.

At January 31, 2017, we had approximately 6.5 million employee participants from approximately 100,000 employer clients. In 2016, employee participants used approximately 5.9 million WageWorks prepaid debit cards. Our participant counts do not include our TransitChek Basic program participants, as that fare media is shipped directly to employers which then distribute the products to their employee’s based on demand. We believe that January 31 is the most appropriate point-in-time measurement date for annual plan metrics. Although plan changes and the entry and exit of employers and participants from our programs are usually decided late in the calendar year during open enrollment to be effective on January 1, it is not unusual for employers to still be submitting updated files of participants in early January. While updates can be delayed past January, any changes from such late updates are usually minimal. Consequently, we believe the January 31 point-in-time measurement date is the most appropriate date to use as a baseline.

We were incorporated in Delaware in 2000. Our principal executive offices are located at 1100 Park Place, 4th Floor, San Mateo, CA 94403, U.S.A., and our telephone number is 1 (650) 577-5200. Our website address is www.wageworks.com. Information contained on our website is not incorporated by reference in this prospectus, and should not be considered to be part of this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein contain forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases, or the negative of those expressions or phrases, identify forward-looking statements.

Although we believe that we have a reasonable basis for each forward-looking statement contained or incorporated by reference in this prospectus and any prospectus supplement, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ.

You should refer to the “Risk Factors” section of this prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein will prove to be accurate. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, which although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. Other unknown or unpredictable factors could also harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. As a result of the factors described in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus and the documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, we undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the filing of such document.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, any applicable prospectus supplement, any free writing prospectus and in documents that we incorporate by reference herein or therein, you should carefully consider the risks in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference herein, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making a decision about investing in our securities. The risks and uncertainties described in these documents are not the only ones facing us. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for general corporate purposes, including strategic acquisitions, channel partner arrangements, capital expenditures and operating costs. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of securities. We may invest the net proceeds temporarily in short- and intermediate-term, interest bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government until we use them for their stated purpose. We are not currently in negotiations with any potential targets; however, we may elect to use the proceeds from the sale of the offered securities to acquire assets and businesses in our industry that from time to time become available to us provided that such acquisitions are deemed to be in our and our stockholders best interest by our board of directors.

We will not receive any of the proceeds from any sale of securities by any selling stockholders.

DESCRIPTION OF THE SECURITIES

We or any selling stockholder may issue from time to time, in one or more offerings, shares of our common stock, par value $0.001 per share.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the common stock that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the applicable prospectus supplement, and other offering material, relating to such offer.

LEGAL MATTERS

In connection with offerings of particular securities in the future, and if stated in the applicable prospectus supplement, the validity of the securities may be passed upon for us by our counsel, Wilson Sonsini Goodrich &

Rosati, Professional Corporation, Palo Alto, California. Additional legal matters may be passed upon for us, the selling stockholders, or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of WageWorks, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of assets acquired and liabilities assumed of the ADP COBRA/CHSA Business (the “Business”) as of June 30, 2016 and 2015 and the related statements of revenues and direct expenses for each of the three years in the period ended June 30, 2016 incorporated in this registration statement by reference from the Wage Works, Inc. Current Report on Form 8-K/A filed on February 3, 2017 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph indicating the abbreviated financial statements are not intended to be a complete presentation of the financial position or results of operations of the Business), and is incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information. Except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated.

The documents we incorporate by reference in this prospectus are:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 23, 2017;

•

The information from our definitive proxy statement on Schedule 14A, filed with the SEC on March 17, 2017, to the extent incorporated by reference in our annual report on Form 10-K for the fiscal year ended December 31, 2016;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 4, 2017;

•

Our Current Reports on Form 8-K, filed with the SEC on November 28, 2016 (as amended by that Amendment No. 1 to the Current Report on Form 8-K filed on November 28, 2016, filed with the SEC on February 3, 2017), March 13, 2017, April 5, 2017 (as amended by that Amendment No. 1 to the Current Report on Form 8-K filed on April 5, 2017, filed with the SEC on April 6, 2017), April 21, 2017, May 1, 2017 and June 19, 2017; and

•

The description of our common stock contained in our Registration Statement on Form 8-A (Commission File No. 001-35232), filed with the SEC on July 12, 2011, including any subsequent amendment or any report filed for the purpose of updating such description.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings (excluding exhibits, unless specifically incorporated by reference), at no cost, by directing such request to:

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, California 94403

Attention: General Counsel

(650) 577-5200

generalcounsel@wageworks.com

These documents are also available on the Investor Relations section of our website, which is located at http://www.wageworks.com, or as described under “Where You Can Find Additional Information” below. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, current reports, proxy statements and other information with the SEC. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operations of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

These documents are also available, free of charge, through the Investor Relations section of our website, which is located at www.wageworks.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

Our common stock is quoted on the New York Stock Exchange under the symbol “WAGE” and you may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

We have filed a registration statement on Form S-3 regarding this offering with the SEC under the Securities Act. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached exhibits to the registration statement for a more complete description thereof.

2,500,000 SHARES

COMMON STOCK

PROSPECTUS SUPPLEMENT

June 19, 2017

William Blair		Stifel

JMP Securities	Needham & Company	SunTrust Robinson Humphrey